EXHIBIT 10.1

TECHNOLOGY LICENSE AND
ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of the 16th day of April, 2012 between Intellicell Biosciences, Inc., a New York corporation with an address at 460 Park Avenue, 17`hFloor, New York, NY 10022 (hereinafter referred to as the "Technology Company") Regen Medical, P.C., a New York professional corporation with an address 460 Park Avenue, 17th Floor, New York, NY 10022 (hereinafter referred to as the "Medical Practice").

WITNESSETH:

WHEREAS, the Medical Practice is a professional corporation involved in providing medical services to the general public through individual physicians who are licensed to practice medicine in the State of New York and who are retained or employed by the Medical Practice; and

WHEREAS, the Technology Company is a corporation which owns and licenses the rights to a certain proprietary medical process (hereinafter defined as the "Technology"), and in connection with such licensing, provides instructional services on proper implementation of the Technology, and administrative services to professional medical practices; and

WHEREAS, the Medical Practice desires to utilize the Technology in the care and treatment of its patients, and as such, the Medical Practice desires to license the Technology and related services' from the Technology Company; and

WHEREAS, in connection with the Services to be provided to the Medical Practice, the Technology Company must also provide a laboratory and certain equipment and supplies as are necessary for the implementation of the Technology; and

WHEREAS, the Technology Company and the Medical Practice desire enter into this Agreement, pursuant to which the Technology Company will license its Technology and provide the laboratory and the administrative services to the Medical Practice so that the Medical Practice can utilize the Technology in its provision of medical services to its patients; and

WHEREAS, the Medical Practice is also in need of management services for its cosmetic dermatology practice; and

WHEREAS, in order to achieve economies of scale , reduce overhead costs, and ensure that its medical practice is operated in a cost efficient and coordinated manner, the Medical Practice desires to retain the Technology Company to provide administrative and management services for the Medical Practice's cosmetic dermatology practice as well as for its utilization of the Technology;

WHEREAS, the Medical Practice and the Technology Company have determined a fair market value for the Services, and based on this fair market value, have agreed upon Service Fees that will allow the parties to establish a relationship permitting each party to devote its skills and expertise to its respective responsibilities and functions;

WHEREAS, the Technology Company and the Medical Practice acknowledge and recognize that the Services are not all capable of being performed immediately upon the execution and commencement of this Agreement and shall be implemented and provided within a reasonable period of time following the execution and commencement of this Agreement; and

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinabove and hereinafter set forth, the Medical Practice and the Technology Company agree as follows:

SECTION I. Retention of the Technology Company.

(A) The Medical Practice hereby retains the Technology Company to provide the Services described in Section III this Agreement, so that it can offer the Services to its patients which require utilization of the Technology, and the Technology Company accepts such retainer upon the terms and subject to the conditions set forth herein. For purposes of clarification, it is understood and agreed to by the parties hereto that the Services, of any-nature whatsoever, including, without limitation, the Technology license, the provision of clerical, managerial, consulting and receivables processing and collection services, that are to be provided by the Technology Company to the Medical Practice hereunder, whether or not specifically described in this Agreement, but such Services shall not include services which relate to and require professional/medical licensing by the State of New York.

(B) Notwithstanding anything contained herein to the contrary, (i) the Technology Company and the Medical Practice intend to act and perform with respect to each other as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, or employment relationship between the parties and (ii) the Technology Company is hereby engaged solely to provide the Services to the Medical Practice and shall not interfere with, control, direct or supervise the Medical Practice or any licensed medical professional who is employed or retained thereby in connection with the provision of professional/licensed medical services.

(C) The parties agree that the services to be provided by the Technology Company and the benefits to the Medical Practice hereunder do not require, are not payment for and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service to any of the Medical Practice's patients in any medical facility or laboratory controlled, managed or operated by the Technology Company or to any other medical practice, outside of the Medical Practice, to which the Technology Company or its affiliates provides Administrative Services (as defined below), except to the extent provided herein and shall not be in conflict or violation of any State or Federal law or regulation, and shall be based upon fair market value.

(D) The parties acknowledge and recognize that the Technology Company will not be able to provide all of the services hereunder immediately upon the execution and commencement of this Agreement, and that the services to be provided and performed by the Technology Company hereunder shall be implemented and provided within a reasonable period of time following the execution and commencement of this Agreement.

SECTION II. Term.

(A)       This Agreement shall commence on April 16, 2012 (the "Effective Date") and shall expire on the fifth (5th) anniversary of the Effective Date. (the "Base Term").

(B) Unless terminated earlier, as provided for herein, the Base Term of this Agreement shall be automatically extended for additional terms (each an "Additional Term" and together with the Base Term, the "Term") of five (5) years each, unless either Party delivers to the other party written notice of such party's intention not to extend the Term of this Agreement, not less than 12 months nor more than 15 months prior to the expiration of the then current Base Term or Additional Term.

SECTION III. Services.

(A) Technology License. The Technology Company hereby grants to the Medical Practice a non-exclusive and non-assignable license to the patents and technology (the "Technology") owned by the Technology Company, which shall be utilized by the Medical Practice for the purpose of providing regenerative medicine to its patients by using the patient's own tissue to yield Stromal Vascular Fraction cells which are used in homologous  medical procedures for regenerative medicine purposes. The Technology License is set forth in further detail in "Addendum A", attached hereto.

(B) Laboratory License and Services. The Technology Company shall license to the Medical Practice a laboratory (the "Laboratory"), where each patient's fat tissue will be processed into Stromal Vascular Fraction Cells. The Laboratory License shall include the services of a trained technician to operate and maintain the Laboratory in accordance with the Technology Company's specifications. The Laboratory License is described in more detail in Addendum "A", attached hereto.

(C)  Management and Administrative Services.

(i) The Technology Company shall be the sole and exclusive manager and administrator of the Medical Practice's operations which relate to or involve in any way, the implementation of the Technology, and the Medical Practice's cosmetic dermatology practice (hereinafter the "Medical Practice" or "Medical Practices") and as such, shall be the sole provider of non-medical managerial, administrative and business functions for the Medical Practice in connection with same. By example, Technology Company shall provide the Medical Practice with office administrative services, general administrative services and fiscal Administrative services in the operation of its business. The Technology Company shall have no authority, directly or indirectly, to perform, and shall not perform or control or influence the performance of, any professional/licensed medical function.

(ii) During the Term, the Technology Company shall (i) provide the Services (as delineated herein) required by the Medical Practice to utilize the Technology and more generally, operate its medical practice with a business model platform, (ii) pay all related overhead expenses and disbursements on behalf of the Medical Practice, (iii) coordinate the Medical Practice's administrative and business operations in order to achieve a high quality cost efficient business model, and (iv) create sufficient economies of scale so as to reduce the overhead of the Medical Practice without compromising high quality of care and patient satisfaction. The Technology Company shall not be required to cover any expenses or disbursements of the Medical Practice with Technology Company funds. The Administrative Services to be provided by the Technology Company to the Medical Practice in connection with the Medical Practice's license and implementation of the Technology, are set forth in Addendum "B" attached hereto.

(iii) In connection with the Technology License and as part of the Services to be provided hereunder, the Technology Company shall educate and instruct the Medical Practice's employee's in the applications of the Technology, the Technology Company's procedures and processes to be followed with regard to the handling and processing of tissue specimens and the use and maintenance of the Laboratory equipment.

SECTION IV. Obligations of the Medical Practice

(A) The Medical Practice shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applicable to a medical professional. The Medical Practice shall ensure that all Medical Personnel providing medical care to patients of the Medical Practice are duly licensed by and registered with the State of New York and any other state in which such Medical Personnel may provide medical care. The Medical Practice shall monitor and supervise, as appropriate, the quality of medical care provided by Medical Personnel associated with the Medical Practice and their observance of the Medical Practice's policies for compliance. In the event that any disciplinary actions or medical malpractice actions are initiated against any Medical Personnel by any payor, patient, state or federal regulatory agency or any other person or entity, the Medical Practice shall immediately inform the Technology Company of such action and its underlying facts and circumstances.

(B) The Medical Practice shall use and occupy any Facility (as defined below) exclusively for the practice of medicine and the utilization of the Technology License, and shall comply with all applicable federal, state and local rules, ordinances and standards of medical care. The Medical Practice or practices conducted at any Facility shall be conducted solely by Medical Personnel associated with the Medical Practice, and no other physician or medical practitioner shall be permitted to use or occupy any such Facility without the prior written consent of the President of the Medical Practice. The term "Facility" shall mean any medical facility or laboratory controlled, leased, managed or operated by the Technology Company on behalf of the Medical Practice pursuant to this Agreement.

(C) The Medical Practice, within the parameters established by the Technology Company in the Budget, shall have control of and responsibility for the compensation of its Physician Employees, although, at the request of the Medical Practice, the Technology Company shall consult with the Medical Practice regarding such matters. The Medical Practice shall be responsible for the costs and expenses of such Physician Employees' salaries and wages, payroll taxes, benefits and all other taxes and charges now or hereafter applicable to them.

(D)       The Medical Practice and each Physician Employee shall be responsible for the cost of Employees membership in professional associations and continuing medical education. The Medical Practice shall ensure (and the Technology Company shall coordinate and oversee), that its Medical Personnel participate in such continuing medical education as is necessary for such Medical Personnel to remain current in his/her field of medical practice, and learn about the Technology and its benefits. In addition, the Technology Company shall hold periodic seminars to train personnel employed by the Medical Practice on developments in and best uses of the Technology, so that the Medical Practice can provide the best possible services to its patients.

(E) The Medical Practice shall obtain and maintain professional liability insurance for the Medical Practice and its Medical Personnel in accordance with Section VII(a)(ii) and shall cooperate with the Technology Company in ensuring that its Medical Personnel are insurable. The Medical Practice shall notify the Technology Company in writing of any change or proposed change in the insurance status of any Medical Personnel within a reasonable time of the Medical Practice receiving notice of such change. The Medical Practice shall encourage all Medical Personnel to participate in an on-going risk management program.

(F) The Medical Practice shall not be liable to the Technology Company for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, changes in applicable law or regulations or other events over which the Medical Practice has no control for so long as such events continue and for a reasonable time thereafter.

(G) The Medical Practice shall be responsible for any expenses or out of pocket disbursement incurred by the Technology Company in connection with the provision of the Administrative Services, other than fees to third parties for the performance of Administrative Services, which have been delegated by the Technology Company to such third Party.

SECTION V. Fees.

(A) In consideration of the Services provided hereunder, the Medical Practice shall pay to the Technology Company as listed on Schedule "A", attached hereto (1) the an annual fee (the "Administrative Fee"), payable in monthly installments on the first business day of each month during the Term, and the Management Fee for the implementation and administrative services delineated in Section 3(B) herein, (2) the Technology License fee for the use of the technology, including the Laboratory component and the Laboratory technician and (3) the Processing Fee for the processing of the Stromal Vascular Fraction Cells.

(B) Commencing on April 16, 2013 and on every twelve month anniversary of such date thereafter during the Term (each such twelve month period referred to as a "Period") or on such other date as the parties mutually agree, the Administrative Fee shall be increased at a mutually agreed rated not to exceed Ten Percent (10%) per annum.

(C) The Technology Company shall be entitled to receive a performance bonus as follows:

(i) in the event that the gross collected income (total income to the Medical Practice) exceeds Five Million Five Hundred Thousand Dollars ($5,500,000), the performance bonus shall be equal to One Hundred Fifty Thousand Dollars ($150,000.00)

(ii) in the event that the total income to the Medical Practice is equal to or exceeds Seven Million Dollars ($7,000,000) the performance bonus shall be Two Hundred Thousand Dollars.

(iii)  the performance bonus shall not be cumulative.

(D) In addition to the performance bonus set forth above, the Technology Company shall be entitled to a share of any of the Medical Practice's Savings (as defined below), minus its share of any Loss, defined as follows:

Commencing on October 16, 2013, and on each April 16 and October 16 thereafter, the Fee payable shall be adjusted by any saving or Loss realized during the six-month period immediately preceding such date (each, a "Period") then ended. The Medical Practice and the Technology Company shall calculate and agree upon a base burden percentage for the Medical Practice during the Period ending on December 31, 2011 (the "Base Burden Percentage"). The Base Burden Percentage shall be calculated by dividing (a) the aggregate Actual Costs for the Medical Practice paid by the Technology Company during the Period ending on  December 31, 2011 by (b) the aggregate revenue of the Medical Practice collected by the Technology Company during the Period ending on December 31, 2011 provided, however, that the Base Burden Percentage shall be recalculated on January 1, 2013, and every 12 months thereafter during the Term by dividing (i) the aggregate Actual Costs for the Medical Practice paid by the Technology Company during the preceding three Periods by (ii) the aggregate revenues of the Medical Practice collected by the Technology company during the preceding three Periods. On October 16, 2013 and on each April 16 and October 16 thereafter during the Term, the Saving or Loss shall be calculated by subtracting (a) the aggregate Actual Costs for the Medical Practice paid by the Technology Company during the preceding Period from (b) an amount equal to (i) the Base Burden Percentage multiplied by (ii) the aggregate revenue of the Medical Practice collected by the Technology Company during the preceding Period (the "Burden Amount"). If the Burden Amount exceeds the Period Actual Costs(the "Savings") or the Period Actual Costs exceed the Burden Amount (the "Loss"), the Medical Practice and the Technology Company shall share such Savings or Loss 65% for the account of the Medical Practice and 35% for the account of the Management Company.

SECTION VI. Records. Upon termination of this Agreement, the Medical Practice shall retain all patient medical records maintained by the Medical Practice or the Technology Company in the name of the Medical Practice. The Technology Company shall receive copies of any and accounting records relating to its management and technology services hereunder, with the originals being maintained by the Medical Practice.

SECTION VII. Insurance and Indemnity. (A) During the Term, the Medical Practice shall maintain comprehensive professional liability insurance providing for (i) general liability coverage and (ii) medical malpractice coverage with limits of not less than One Million Three Hundred Thousand Dollars ($1,300,000) per claim and with aggregate policy limits of not less than Three Million Nine Hundred Thousand Dollars ($3,900,000) per Medical Personnel (or such higher amounts as may be necessary to comply with any regulatory requirement and/or contractual requirement to which such Medical Personnel or the Medical Practice may be subject) and a separate limit for the Medical Practice. The Medical Practice shall be named as an additional insured, on all Medical Personnel policies. The Technology Company shall pay the premiums for such liability coverage out of the Medical Practice's fields. The Technology Company shall use its best efforts to obtain a blanket policy covering all of the Physician Employees' offices and Personnel.

(B) In connection with any medical services provided which utilize the Technology, the Medical Practice shall indemnify, hold harmless and defend the Technology Company, its officers, directors, shareholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the gross negligence or malfeasance in performance of professional/licensed medical services, (ii) any other gross negligence or malfeasance by the Medical Practice and/or its partners, employees, agents and/or subcontractors (other than the Technology Company), (iii) any gross negligence or malfeasance in the performance of any obligation under this Agreement by the Medical Practice and/or its partners, employees, agents and/or subcontractors (other than the Technology Company) during the Term or (iv) in connection with the False Claims Act or similar New York State law.

(C) The Technology Company shall indemnify, hold harmless and defend the Medical Practice, its officers, directors, partners, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the gross negligence or malfeasance in performance of the Administrative Services, (ii) any other gross negligence or malfeasance by the Technology Company and/or its partners, employees, agents and/or subcontractors (other than the Medical Practice), (iii) any gross negligence or malfeasance in the performance of any obligation under this Agreement by the Technology Company and/or its partners, employees, agents and/or subcontractors (other than the Medical Practice) during the Term, or (iv) in connection with the False Claims Act or similar New York State law. Specifically, Technology Company agrees to indemnify and hold harmless the Medical Practice and its individual Physician Employees for any and all liability, including billing compliance liability, that may arise as a result of its billing for the Medical Practice under this Agreement, except to the extent that any such liability is related to information provided by the Medical Practice or the individual Physician Employees to the Technology Company or other actions of the Medical Practice or the individual Physician Employees in connection therewith. Alternatively, in the event that the Technology Company is subject to any liability as a result of billing information provided to it by the Medical Practice or the individual Physician Employees, the Medical Practice agrees to indemnify and hold harmless the Technology Company for any such liability. The provisions of this Section shall survive the expiration or termination of this Agreement.

SECTION VIII. Termination.

(A) The Medical Practice may terminate the services and the administrative fee due hereunder effective immediately by giving written notice to the Technology Company (i) in the event the Technology Company shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Technology Company by the Medical Practice or (ii) pursuant to Section XXI hereof. In addition, the Medical Practice may terminate the services and the administrative fee hereunder in the event that the Technology Company becomes unable or unwilling, for any reason, to continue to license the patents and technology owned by the Technology Company pursuant to Article 3(A) herein.

(B) The Technology Company may terminate its Services hereunder effective immediately by giving written notice to the Medical Practice (i) in the event the Medical Practice shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Medical Practice by the Technology Company or, (ii) pursuant to Section XXI hereof. Material default by the Medical Practice shall include, without limitation: (i) the surrender of their licenses to practice medicine in New York by all Physician Employees of the Medical Practice; (ii) the death of all Physician Employees of the Medical Practice; (iii) the failure of the Medical Practice to practice medicine for a period of forty-five 05) consecutive days; (iv) the dissolution of the Medical Practice; or (v) the bankruptcy or insolvency of the Medical Practice

(C) Until the Administrative Fee has been paid in full, the parties agree that subsequent to the termination of the services hereunder, the Technology Company shall have the option to collect the Medical Practice's outstanding receivables and apply the proceeds of same against the payments due to the Technology Company. The provisions of this paragraph shall survive termination of this Agreement and shall in no event be deemed to be the exclusive remedy of the Technology Company who shall have all rights and remedies available in law or in equity. The Technology Company shall have the right to file any appropriate financing statements or security interests against the assets of the Medical Practice until the Administrative Fee has been paid in full.

SECTION IX. Non-Disclosure of Confidential Information.

(A) Neither of the parties, their Medical or Administrative Personnel, other employees, consultants, representatives or agents shall, at any time after the execution and delivery hereof, directly or indirectly disclose any confidential or proprietary information relating to the other party, to any person, firm, corporation, association or other entity, nor shall either party, its Medical or Administrative Personnel, other employees, consultants, representatives or agents make use of any of such confidential or proprietary information for its or their own purposes or for the benefit of any person, firm, corporation or other entity. The foregoing obligation shall not apply to any information which the other party can establish (i) to have become publicly known without breach of this Agreement by it or them or (ii) to have been given to the other party by a third party who is not obligated to maintain the confidentiality of such information.

(B) Confidential or proprietary information shall mean all information which is known to a party, any of its Medical or Administrative Personnel, other employees, officers, directors, consultants, representatives or agents which relates to matters such as trade secrets, proprietary patents, trademarks, licenses, books and records, supplies, pricing and cost information, marketing plans, strategies and forecasts. Nothing contained herein shall prevent a party from furnishing confidential or proprietary information pursuant to a direct order of a court of competent jurisdiction. The Medical Practice acknowledges that the methods, techniques, controls, programs, management and financial strategies utilized by the Technology Company constitute confidential or propriety information belonging to the Technology Company.

(C) The parties agree that the continued use of the other's confidential or propriety information at the expiration or earlier termination of this Agreement, or during the Term other than in the course of the performance of their respective obligations hereunder, will result in immediate and irreparable damage to the party for which there is no adequate remedy at law. The parties agree that each shall be entitled to equitable relief, i.e. injunction, and such other relief as a court of competent jurisdiction may hold just and proper. Further, the parties agree that pending a hearing before such competent court, either Party shall be entitled to a temporary restraining order without prejudice to any other remedy available to the aggrieved party.

SECTION X. Restrictive Covenants. The parties recognize that the Administrative Services shall be deliverable only if the Medical Practice operates an active medical practice to which the Medical Personnel associated with the Medical Practice devote substantial time and attention. To that end:

(A) The Medical Practice acknowledges and recognizes the highly competitive nature of the business of the Technology Company and that goodwill is an essential asset of the Technology Company. Accordingly, during the Term, the Medical Practice shall not (i) directly or indirectly engage in any competitive business, whether such engagement shall be as an employer, owner, consultant, partner or other participant in any competitive business; (ii) assist others in engaging in any competitive business in the manner described in the foregoing clause (i); (iii) employ or otherwise induce employees of the Technology Company to terminate their employment with the Technology Company or engage in any competitive business or (iv) induce customers or vendors of the Technology Company to alter or terminate their business relationship with the Technology Company.

           (B) The Technology Company and the Medical Practice acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Section X shall be inadequate, either Party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to any remedies available at law. If any provision of this Section X relating to the restrictive period and/or the scope of activity restricted shall be declared by a court of competent jurisdiction to be excessive and thereby unenforceable as is, the time period and/or scope of activity restrictions held by such court to be reasonable and enforceable shall thereafter be the revised time period and/or scope of activity restrictions applicable to the provisions in this Section X. The invalidity or non-enforceability of this Section X in any respect shall not affect the validity or enforceability of the remainder of this Section X or of any other provisions of this Agreement.

SECTION XI. Activities of the Technology Company.

(A) The Medical Practice and the Technology Company acknowledge that certain federal and state statutes severely restrict or prohibit the Technology Company from providing medical services. Accordingly, during the Term, the Technology Company represents and warrants that it shall not provide or otherwise engage in services or activities which would constitute the practice of medicine, as defined in applicable state or federal law, unless expressly permitted in accordance therewith.

(B) Without in any way limiting Section XI(a) hereof, during the Term, the Technology Company shall not interfere with the exercise of professional judgment by any health care provider employed by the Medical Practice nor shall the Technology Company interfere with, control, direct or supervise any Medical Personnel in connection with the provision of Medical Services. The foregoing sentence shall not preclude the Technology Company from assisting in due diligence with respect to potential Medical Personnel and new Physician Employees of the Medical Practice, development of professional protocols and monitoring compliance with policies and procedures that have been instituted in accordance with this Agreement.

SECTION XII. Assignment. Neither party shall assign its rights nor delegate its obligations hereunder without the prior written consent of the other Party except for certain obligations of the Technology Company as permitted herein. Any assignment or delegation in violation of this Section XII shall be null and void ab initio and without effect.

SECTION XIII. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally recognized overnight courier, registered or certified mail, return receipt requested and postage prepaid, addressed to the respective parties last known address or to such other address as the Party to whom notice is to be given may have furnished to each other Party in writing in accordance herewith or by facsimile with printed confirmation of transmission. In the event of any notice to the Medical Practice, a copy shall be sent in like manner to the Medical Practice's attorney, John H. Jankoff, Esq., 575 Lexington Avenue, 14`hFloor, New York, NY 10022, fax (212) 826-5888, and for Technology Company, to Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, Attn: Richard A. Friedman, Fax: (212) 930-9725.

SECTION XIV. Benefits of Agreement; No Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of any successors to or permitted assigns of the Technology Company and the Medical Practice, together with its individual Physician Employees, in accordance with their consent annexed hereto as Exhibit "A." None of the agreements, representations or other provisions contained herein shall be for the benefit of any person or entity not a Party to this Agreement, other than the individual Physician Employees who have consented to this Agreement as listed on Exhibit "A."

SECTION XV. Governing Law; Conduct. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles. The parties hereto shall act in good faith and shall refrain from taking any actions to circumvent or frustrate the provisions of this Agreement. This Agreement was the subject of preliminary drafts and review thereof by both parties and their respective attorneys. Accordingly, any ambiguities herein shall not be interpreted against the interest of the Party that drafted the final agreement or the alleged ambiguous provision.

SECTION XVI. Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

SECTION XVII. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

SECTION XVIII. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties as if the offending provisions were not a part hereof.

SECTION XIX. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION XX. Waivers. Any party to this Agreement may, by written notice to the other Party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION XXI. Contract Modification for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Medical Practice and the Technology Company shall amend this Agreement as necessary to avoid such violation. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Medical Practice and the Technology Company. If an amendment is not possible, either party shall have the right to terminate this Agreement.

SECTION XXII. Dispute Resolution. In the event of a dispute arising under this Agreement, including a dispute concerning enforcement of this Section XXII, such dispute shall be submitted to the attorney and accountant for the Medical Practice and the Technology Company who shall mutually select an appropriate professional, including themselves (the "Arbiter"), to whom such dispute shall be submitted. The Arbiter shall be entitled to consult with any outside party as he/she shall deem necessary and appropriate. The fees and any out of pocket disbursements incurred by the Arbiter, including any fees of any outside parties consulted, shall be paid equally by the parties. In the event either party is not satisfied with the written determination of the Arbiter, such party shall submit the remaining dispute to a court of competent jurisdiction in New York County within sixty (60) days of the receipt of the Arbiter's written determination. Each party shall be responsible for its own court and attorney fees associated with any such action.

SECTION VMI. Independent Contractors. The Technology Company and Medical Practice acknowledge that their relationship is that of independent contractors whereby the Medical Practice is the purchaser and the Technology Company is an independent contractor engaged in the business of selling and providing non-medical, practice management, administrative and financial services. Nothing in this Agreement shall be construed to create an employer/employee, joint venture or other similar relationship. The Medical Practice acknowledges and agrees that the Technology Company shall have the right to affiliate or contract with any other person or entity to fulfill its obligations hereunder.

SECTION XXIV. Representations, Warranties and Covenants of the Medical Practice. The Medical Practice represents, warrants and covenants that it is a professional corporation company duly organized, validly existing and in good standing under the laws of the State of New York, and duly organized to practice medicine. The Physician Employees of the Medical Practice are listed on Schedule `B," annexed hereto and made a part hereof. The execution and delivery of this Agreement by the Medical Practice and the performance of its obligations hereunder have been duly authorized by all necessary company action, and this Agreement constitutes the valid and binding obligation of the Medical Practice, will not violate nor conflict with the Medical Practice's organizational and/or governing documents, and will not constitute a breach or default under any agreement or instrument to which the Medical Practice or any of its Physician Employees may be a party or by which any of them may be bound. The Medical Practice and its employees and professional contractors shall at all times during the Term hereof be duly licensed to practice medicine in the State of New York and comply with all applicable laws and regulations, including, without limitation, all Occupational Safety and Health Administration ("OSHA") requirements, the federal Health Insurance Portability and Accounting Act of 1996, and all laws and regulations promulgated hereunder, New York State Department of Health and other applicable governmental regulations relating to the practice of medicine. The Medical Practice agrees and covenants to have all patients assign to the Medical Practice the right of collection from carriers and participating health care organizations, where appropriate.

SECTION XXV. Representations, Warranties and Covenants of the Technology Company.

(A) The Technology Company represents, warrants and covenants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of New York. The execution and delivery of this Agreement by the Technology Company and the performance of its obligations hereunder have been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and binding obligation of the Technology Company, will not violate nor conflict with the Technology Company's Certificate of Incorporation or By-Laws and will not constitute a breach or default under any agreement or instrument to which the Technology Company may be a party or by which it may be bound.

(B) The Technology Company represents, warrants, and covenants that (i) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Technology Company corporate action, (ii) this Agreement is a legal and valid obligation binding upon the Technology Company and enforceable in accordance with its terms, (iii) the Technology Company has the authority to enter into this agreement, and that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding to which Technology Company is a Party or by which it is bound,(iv) the Technology Company has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party, and (v) The Technology Company has the ability and personnel to provide the Services required in this Agreement.

SECTION XXVI. Force Majeure. Neither party shall be liable for or deemed to be in default for any delay or failure to perform any act under this Agreement (other than payment of money) resulting, directly or indirectly, from Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquake, flood, failure of transportation, strikes or other work stoppages by either Party's employees, or any other cause beyond the reasonable control of such party.

IN WITNESS WHEREOF, the parties have duly executed this Administrative Services Agreement as of the date first above written

Intellicell Biosciences, Inc.

By:	/s/ Steven A. Victor
Steven A. Victor, CEO

Regen Medical, P.C.

By:	/s/ Steven A. Victor
Steven Victor, President

SCHEDULE A

Fees

1. Management and Administrative Fee – $50,000.00 (monthly)

2. Technology License and Laboratory Fee – $10,000.00 (monthly)

3. Laboratory Processing Fee - $1,000.00 per tissue processing case processed by the Medical Practice

SCHEDULE B

Physician Employees of the Medical Practice: Steven Victor, M.D, Norman Rowe, M.D.

EXHIBIT A
The undersigned President of the Medical Practice hereby consents to the execution of the Technology License and Administrative Services Agreement with the Technology Company and his individual performance obligations hereunder.

President	Signature

/s/ Steven Victor
Steven Victor, Medical Practice

EXHIBIT B

Business Associate Agreement

ADDENDUM A

LICENSE AND LABORATORY SERVICES AGREEMENT

This LABORATORY SERVICES AND LICENSE AGREEMENT (this "Agreement"), made as of the 16th day of April, 2012 between Intellicell Biosciences, Inc., a New York corporation with an address at 460 Park Avenue, 17thFloor, New York, NY 10022 (hereinafter referred to as the "Technology Company" or "Licensor") and Regen Medical, P.C., a New York professional corporation with an address at 460 Park Avenue, 17thFloor, New York, NY 10022 (hereinafter referred to as the "Medical Practice", or "Licensee").

WHEREAS, Technology Company is the owner or otherwise has developed and/or controls certain Patents and Technology (as hereinafter defined) to be marketed under protected trademarks owned by Technology Company or its Affiliates, which Patents and Technology are utilized for the purpose of providing tissue processing services that result in the separation of Adipose Stromal Vascular Fraction from fat tissue; and

WHEREAS, pursuant to the Technology License and Administrative Services Agreement to which this Agreement is annexed, the parties desire to fully set forth the terms of the Technology Company's grant of a license to the Medical Practice, of the Technology, as well as the equipment and personnel as needed to perform tissue processing services to its patients.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

"Affiliate" of any Person shall mean with respect to any Person (the "Initial Person") any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Confidential Information" shall mean information that was or will be developed, created, conveyed or discovered by or on behalf of either Party, or which became or will become known by, or was or is conveyed to it which has commercial value in its business and includes, but is not limited to, trade secrets, copyrights, patent applications, computer programs, designs, technology, ideas, know-how, processes, compositions, data improvements, inventions (whether patentable or not), works of authorship, work for hire, business and product development plans, customer or patient lists, patient information, policies and procedures, and other similar information received in confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

"Disposables" shall mean the Technology Company prescribed supplies to be used in processing of each Specimen in accordance with the Technology Company Protocol. The list of Disposables may be amended from time to time by Technology Company in accordance with changes in the Technology Company Protocol or the identification of alternative sources for such Disposables.

"Laboratory" shall mean the laboratory to be installed by Technology Company at the Medical Practice's sole cost and expense within Medical Practice's premises, that shall be owned and operated by Technology Company to house the Lab Equipment and perform Tissue Processing.

"Lab Equipment" shall mean the Technology Company prescribed suite of equipment as described in Exhibit C attached hereto which shall be owned by Technology Company and used to perform Tissue Processing pursuant to the terms herein.

"Party" shall mean Technology Company or Medical Practice and, when used in the plural, shall mean Technology Company and Medical Practice.

"Patent" shall mean the patent applications set forth on Exhibit A attached hereto.

"Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

"Technology Company Protocol" shall mean the Technology Company prescribed procedures and processes to be followed with regard to the handling and processing of the Specimens and the use and maintenance of the Lab Equipment in the Laboratory Facility, regarding which the Technology Company shall advise and train the Medical Practice in connection with this agreement. This protocol may be changed from time to time by Technology Company, with prior written notice to Medical Practice.

"Specimen" shall mean a vial(s) of adipose tissue extracted from a patient and submitted to the Laboratory Facility by Medical Practice for processing into Adipose Stromal Vascular Fraction.

"Technology" shall mean the combination of technology, know-how and other intellectual property defined in the Patent and in other materials made available to Medical Practice by Technology Company and Affiliates of Technology Company and which facilitates, and is required for, the Tissue Processing.

"Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

"Trademarks" shall mean the trademarks set forth on Exhibit B attached hereto. confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

"Tissue Processing" shall mean the separation of Adipose Stromal Vascular Fraction from fat tissue utilizing the Technology, which Tissue Processing is the patented process which the Medical Practice is licensing from the Technology Company as per this agreement.

2. REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF TECHNOLOGY COMPANY.

Technology Company represents and warrants to Medical Practice that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Technology Company corporate action;

(b) this Agreement is a legal and valid obligation binding upon Technology Company and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Technology Company is a Party or by which it is bound;

(c) Technology Company has the full right and legal capacity to grant the rights granted to Medical Practice hereunder without violating the rights of any Third Party;

(d) Technology Company represents and warrants to Medical Practice that it will comply with all applicable laws, rules and regulations ("Applicable Laws"), including, but not limited to, the Health Insurance Portability and Accountability Act ("HIPAA") of 1996 and its implementing regulations. If Technology Company fails to comply with Applicable Laws, Technology Company shall, without additional charge to Medical Practice, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by Technology Company to comply with any Applicable Law shall be considered a material breach of this Agreement. Upon the request of Medical Practice, Technology Company shall provide Medical Practice with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

3. REPRESENTATIONS AND WARRANTIES OF MEDICAL PRACTICE. Medical Practice represents and warrants to Technology Company that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Medical Practice corporate action; and

(b) this Agreement is a legal and valid obligation binding upon Medical Practice and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Medical Practice is a Party of or by which it is bound.

(c) Medical Practice represents and warrants to Technology Company that it will comply with Applicable Laws, including, but not limited to, the Health Insurance Portability and Accountability Act ("HIPAA") of 1996 and its implementing regulations. If Medical Practice fails to meet applicable professional standards, Medical Practice shall, without additional compensation from Technology Company, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by Medical Practice to comply with any applicable law shall be considered a material breach of this Agreement. Upon the request of Technology Company, Medical Practice shall provide Technology Company with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

(d) Medical Practice shall maintain at its own expense, at all times during the Term and for 3 years thereafter, with an approved insurance carrier, comprehensive general liability insurance in the amount of at least $2 million per occurrence/$5 million aggregate and worker's compensation insurance in the amounts required by the laws of the state in which Medical Practice operates. Medical Practice shall also maintain, and cause medical professionals coming to contact with to Laboratory to maintain, where appropriate at Technology Company's sole discretion, at Medical Practice's its own expense, at all times during which this Agreement is in effect and for 3 years thereafter, with an approved insurance carrier, professional liability insurance in the amount of at least $3 Million per occurrence, and $3.9 Million aggregate and enrollment in their state's Compensation Fund. Each such policy shall name Technology Company as an additional insured and shall provide at least 30 days prior written notice to Technology Company of the cancellation or any substantial modification to the policy that would affect Technology Company.

4. LABORATORY EQUIPMENT
(a) the Lab Equipment licensed pursuant to this Agreement shall at all times be the property of Technology Company, and Technology Company shall be responsible for the risk of loss, cost of repairs and maintenance contracts related to the Lab Equipment

(b) As per the Technology License and Administrative Services Agreement, the Technology Company shall ensure that appropriate space is available at the Medical Practice's premises for the establishment and maintenance of the Laboratory, as well as the electrical, air conditioning, janitorial services, communications and computer equipment and access that may be required for Tissue Processing, including but not limited to high speed Internet access computers and such other systems that may required pursuant to the Technology Company Protocol.

5. LABORATORY TECHNICIAN. Technology Company shall provide to the Medical Practice a full time laboratory technician (the "Lab Technician") who will be trained in and responsible for maintaining and operating the Lab Equipment and Laboratory Facility, for the performance of the Tissue Processing required in the Technology Company Protocol. The Laboratory Technician shall at all times be an employee of Technology Company.

6. GRANT OF LICENSE

(a) Technology License Grant. Subject to the terms and conditions of this Agreement, Technology Company hereby grants to Medical Practice a non- exclusive, nonassignable, non-transferable, non-sub licensable license to the Technology, for the purpose of providing to its patients tissue processing services that result in the separation of Adipose Stromal Vascular Fraction from fat tissue, and strictly for no other purposes.

(b) Reservation of Rights. Notwithstanding any other provision of this Agreement, Technology Company hereby reserves the perpetual, royalty-free worldwide right to license and use the Patent, Trademarks and the Technology licensed hereunder for any purpose, including marketing the Patent and Technology, it being the intent of the Parties that Technology Company shall be entitled to continue to use and enjoy the Patent, Trademarks and the Technology to the fullest extent;

(c) Ownership of Patent, Trademarks and Technology. The Parties expressly acknowledge and agree that the Patents, Trademarks and Technology are, and shall remain, the sole property of Technology Company, and that Medical Practice shall have no right, title or interest therein except as explicitly set forth in this Agreement. All rights, title and interest in and to any and all improvements, developments or inventions relating to the Patents, Trademarks and Technology or arising from the license of the Patents, Trademarks and Technology hereunder, that are made, arrived at or discovered by or on behalf of Technology Company, Medical Practice or their affiliates, are and shall be owned solely and exclusively by Technology Company; and, if intended for or applicable to the Tissue Processing, shall be automatically included in this license agreement.

7. PATENT AND TRADEMARKS.

(a) Responsibilities for Filing, Prosecuting and Maintaining the Patent and Trademarks. Technology Company shall have the exclusive right, but not the duty, to file, prosecute and maintain the appropriate patent and trademark protection for the Patent and Trademarks in any jurisdiction.

(b) No Obligation to Prosecute or Maintain the Patents and Trademarks. Technology Company shall not have any obligation to prosecute or maintain the Patent or Trademarks.

(c) Infringement. Medical Practice shall give Technology Company prompt written notice of any claim or allegation received by it that the use of the Patent, Trademarks and/or Technology constitutes an infringement of a Third Party patent, trademark or other intellectual property right. Technology Company shall have the exclusive right, at its option and expense, to undertake and control the litigation of any alleged infringement of the Patent, Trademarks and/or Technology. Medical Practice shall cooperate in any such actions.

(d) Patent and Trademark Enforcement. With respect to any alleged infringement involving the Technology or any claim of any Patent or Trademark, Technology Company shall have the exclusive right, but not the duty, to institute patent, trademark or other infringement actions against Third Parties.

(e) Covenant Not to Challenge. Except as otherwise may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority, Medical Practice covenants and agrees that during the Term, it shall not commence, maintain or cooperate in the maintenance of any action or proceeding seeking, by way of claim or defense, in whole or in part, to challenge the validity of the Patent, Trademarks and/or Technology, any of the claims contained therein or Technology Company's ownership thereof. Medical Practice shall cooperate with Technology Company in any action or proceeding, in asserting on behalf of Technology Company the validity of the Patent, Trademarks and/or Technology claims, or ownership thereof. Technology Company shall be solely responsible for any costs incurred by either party in asserting or defending the validity and/or ownership of the Patent, Trademarks and/or Technology.

(f) Compliance with Laws. The terms of this Agreement are intended to be in compliance with all federal, state and local statutes, regulations and ordinances applicable on the date the Agreement takes effect. Should legal counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactments by federal, state or local authorities, within thirty (30) days of any such determination, the parties shall cooperate and take all necessary steps to amend and/or modify the terms of this Agreement as may be necessary to establish compliance with applicable law then in effect.

8. TERM AND TERMINATION

(a)              Term. This agreement shall commence, renew, and terminate contemporaneously with the Technology License and Administrative Services Agreement, and the Termination provisions of the Technology License and Administrative Services Agreement are hereby incorporated by reference. This Agreement shall terminate automatically upon termination of the Technology License and Administrative Services Agreement.

(b)            Additional Termination Provision.

(i) In addition to the foregoing, Technology company shall have the right to terminate this Agreement in the event that the Medical Practice interferes with or appropriates any element of Technology Company's proprietary rights in the Technology.

(ii) In the event of event of termination of this Agreement by the Medical Practice or as a result of the Medical Practice's action or inaction, Medical Practice shall reimburse the Technology Company for the cost of installation and removal of the Laboratory Facility.

(c)            Following Termination. Termination by either party shall not prejudice any remedy that either party may have, at law, in equity, or under this Agreement. Upon the termination or expiration of this Agreement, Medical Practice shall immediately discontinue any and all marketing efforts regarding or involving the use of the Patent, Trademarks and Technology, and shall, upon Technology Company's sole determination, within five (5) business days of such termination or expiration, provide to Technology Company or destroy any and all printed material, and all signs, advertising materials, promotional material or any other documentation upon which any of the Trademarks appear in any form whatsoever and that is in Medical Practice's possession. In addition, each Party shall, within five (5) business days of such termination or expiration, return to the other Party any and all papers and documents or any other materials, whether originals or copies, containing Confidential Information of the other party in its possession or control, including but not limited to all copies of software, all lists of any kind, data, computer printouts, agreements, contracts, and manuals and/or any copies thereof in its possession.

9. FEES

(a) During the Term of this Agreement, the Medical Practice shall pay the Technology Company for the Technology License, Laboratory, and Lab Technician, as set forth in Schedule "A" of the Technology License and Administrative Services Agreement.

(b) Unless otherwise required by law, all payments made by either party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority, excluding all present and future income taxes imposed on Medical Practice.

(c) The parties hereby acknowledge that all Fees pursuant to this agreement are consistent with the fair market value for the services, technology, and equipment to be provided hereunder, and that the fair market value of same is consistent with the General Market Value as defined as the amount for which the services, technology, and equipment would be valued as a result of bona fide bargaining between well informed parties who are not otherwise in a position to generate business for each other.

10. MEDICAL PRACTICE'S BOOKS AND RECORDS. Medical Practice shall maintain appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles consistently applied (such as sales journals, sales return journals, cash receipt books, general ledgers, purchase orders and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

11. TRADEMARK USE

(a)                Use of Trademark. Medical Practice shall use and display the Trademarks only in such forms as specifically approved in writing in advance by Technology Company, including without limitation, use of the Trademarks on advertising, promotional or publicity materials, displays, stationary or business cards and shall not use the Trademarks on any such items unless so approved. Medical Practice shall not use any of the Trademarks in its corporate name or file any "d/b/a" incorporating the Trademarks.

(b) Limitation. Any use of the Trademarks by Medical Practice is granted solely for the ordinary business of Medical Practice in connection with Tissue Processing for Medical Practice's patients. None of Medical Practice's rights to use the Trademarks shall be transferable, either in whole or in part. Medical Practice acknowledges the exclusive right, title and interest of Technology Company in and to the Trademarks, and shall not at any time contest or in any way impair such right, title and interest, or indicate to the public in any manner whatsoever that Medical Practice has or has ever had an interest in the Trademarks other than the limited right to use them as specified in this Agreement.

(c) Exclusive Property of Medical Practice. As between Medical Practice and Technology Company, the Trademarks, as well as any other trademarks, marks, service marks, trade names, logos, symbols, trade dress, copyrights and/or other intellectual property relating to or used in connection with the Technology and Tissue Processing are, and shall remain, the exclusive property of Technology Company. Medical Practice may not register any similar trademarks, marks, logos, trade dress, copyrights or symbols.

(d) No Reproduction. Other than expressly provided for in this Agreement, Medical Practice shall not directly or indirectly reproduce, copy, alter, edit or otherwise modify or make or cause to be made any imitation of the Technology or the Tissue Processing. Medical Practice shall not, during the Term hereof or thereafter, attempt to acquire any rights in connection with the Trademarks or other intellectual property of Medical Practice. The use by Medical Practice of the Trademarks shall not in any way create in Medical Practice any right, title or interest in or to the Trademarks or any other intellectual property of Medical Practice.

12. INDEMNITY AND REPRESENTATIONS

(a) Indemnification by Medical Practice. Medical Practice hereby saves and holds Technology Company harmless of and from and indemnifies and agrees to defend Technology Company against any and all losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) which Technology Company may incur or be obligated to pay, or for which Technology Company may become liable or be compelled to pay in connection with any action, claim or proceeding by third parties against Technology Company for or by reason of or in connection with Medical Practice's negligent operation of the Laboratory Facility, negligent use of the Patent, Trademarks and/or Technology; and/or any breach of the representations and warranties of Medical Practice set forth in this Agreement.

(b) Technology Company will give Medical Practice notice of any action, claim; suit or proceeding in respect of which indemnification may be sought and Medical Practice shall defend such action, claim, suit or proceeding on behalf of Technology Company. In the event appropriate action is not taken by Medical Practice within thirty (30) days after its receipt of notice from Technology Company, then Technology Company shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to Medical Practice's indemnity obligation under this Section 10, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the Technology Company and the Medical Practice shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Nothing contained in this Section shall be deemed to limit in any way the indemnification provisions set forth above except that in the event appropriate action is being taken by Medical Practice, by counsel reasonably acceptable to Technology Company, with respect to any not-trademark or intellectual property action, claim, suit or proceeding, Technology Company shall not be permitted to seek indemnification from Medical Practice for attorneys' fees and expenses incurred without the consent of Medical Practice. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel. In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, Technology Company or shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

(c) Indemnification by Technology Company. Technology Company hereby agrees to indemnify, defend and hold harmless Medical Practice, its officers, owners, managers and employees ("Medical Practice Indemnified Parties") from and against any and all losses, liability, damages and expenses resulting from any claim by any third party that the Technology Company Patent, Trademarks or Technology infringe such third party's U.S. patents issued as of the Effective Date, or infringes or misappropriates, as applicable, such third party's copyrights or trade secret rights under applicable laws of any jurisdiction within the United States of America, provided that Medical Practice promptly notifies Technology Company in writing of the claim, cooperates with Technology Company, and allows Technology Company sole authority to control the defense and settlement of such claim. If such a claim is made or appears possible, Medical Practice agrees to permit Technology Company, at Technology Company's sole discretion, to enable it to continue to use the Patent, Trademarks and/or Technology or to modify or replace any such infringing material to make it non-infringing. If Technology Company determines that none of these alternatives is reasonably available, Medical Practice shall, upon written request from Technology Company, cease use of, and, if applicable, return, such materials as are the subject of the infringement claim.

(d) Warranties and Representations. Nothing in this Agreement shall be deemed to be a representation or warranty by Technology Company of the validity of the Patent, Trademarks or Technology or the accuracy, safety, efficacy or usefulness for any purpose thereof. Except as otherwise provided in this Agreement, Technology Company shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for any use of the Patent, Trademarks and/or Technology by Medical Practice in the provision of the Tissue Processing, and Technology Company shall have no liability whatsoever to Medical Practice or any Third Parties for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Medical Practice, its Affiliates or any other person or entity arising out of or in connection with or resulting from any use of the Patent, Trademarks and/or Technology by Medical Practice in the provision of the Tissue Processing.

13. DISCLAIMERS.

Medical Practice acknowledges that: Technology Company is not the manufacturer of the Equipment nor the manufacturer's agent nor a dealer therein and Technology Company has not made and does not make any warranty or representation whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Equipment, its fitness for any particular purpose, the quality or capacity of the materials in the Equipment or workmanship in the Equipment

14. MISCELLANEOUS

(a) Relationship of Parties. In performing their respective duties under this Agreement, each of the parties shall be operating as an independent contractor. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship between the Parties. No Party shall make any commitments for the other.

(b) Assignment. Neither this Agreement, nor any of the rights or interests of Technology Company or Medical Practice hereunder, may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that either party (the "Selling Party") may assign its rights and interest under this Agreement to any acquirer of such Selling Party in any transaction that constitutes a Change of Control for such Selling Party. A Change of Control shall mean the sale of substantially all of the assets of such Selling Party, the sale of substantially all of the stock of such Selling Party or the merger or consolidation of such Selling Party with a third party in which the Selling Party is not the surviving entity.

(c) Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(d) Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, to the addresses set forth below, personally or by a recognized overnight courier service. Any such notice shall be deemed given when so delivered personally or, if delivered by overnight courier service, on the next business day after the date of deposit with such courier service:

If to Technology Company:

IntelliCell Biosciences Inc.
460 Park Avenue, 17`hFloor, New York, NY 10022Attn: Steven Victor, CEO

With a copy to:

Sichenzia Ross Friedman Ference LLP61 Broadway
New York, New York 10006
Attn: Richard A. Friedman
Fax: (212) 930-9725

If to Medical Practice:

ReGen Medical, P.C.
460 Park Avenue, 17thFloor, New York, NY 10022Attn: Steven Victor, M.D.

With a copy to:

Jankoff and Gabe, P.C. 575 Lexington Avenue New York, NY 10010 Attn: John H. Jankoff Fax: 212-826-5888

Any Party may, by notice given in accordance with this section to the other Party, designate another address or person for receipt of notices hereunder.

(e) Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

(f) Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve(to the extent possible) their original intent.

(g) Amendment. No amendment, modification or supplement of any provisions of this Agreement or its Exhibits and Schedules shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

(h)    Ambiguities. This Agreement was the subject of preliminary drafts and review thereof by both parties and their attorneys. Accordingly, any ambiguities herein shall not be interpreted against the interest of the party that drafted the final agreement or the alleged ambiguous provision.

(i) Governing Law. The construction, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York, excluding its conflict-of laws principles. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.

(j) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

(k)              Injunctive Relief. Each Party acknowledges that, in the event of its breach or threatened breach of any of the provisions of this Agreement, the non-breaching Party would sustain great and irreparable injury and damage. Therefore, in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to an injunction issued by any court of competent jurisdiction restraining such breach or threatened breach. This Section shall not, however, be construed as a waiver of any of the rights which the non-breaching Party may have for damages or otherwise.
(l) Force Majeure. For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder, where such disability arises by reason of an event of force majeure (including, but not limited to, any law or government regulation, or any act of God, flood, war, terrorism, revolution, civil commotion, political disturbance, fire, explosion, or any other cause whatsoever over which such party has no control), such party shall be released from its obligations hereunder until the cessation of such disability. Notice of any such disability and cessation thereof shall forthwith be given by the party claiming the benefits thereof to the other. The provisions of this Article shall not be applicable to any obligation involving the payment of money.

(m) Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile.

(n) Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

IntelliCell Biosciences Inc.

By: /s/ Steven Victor
Name:
Title:

ReGen Medical, P.C.

By: /s/ Steven Victor
Name:
Title:

Exhibit A

Patents

Exhibit B

Trademarks

Exhibit C

Laboratory Equipment

Isolator hood
Centriguge
Sonicator
Flow Cytometer